EXHIBIT 5.1

Trinity Biotech plc IDA Business Park Bray Co. Wicklow Ireland Private and Confidential

Our ref	30 April 2024
DJ/TB 4031/02

Dear Sirs

Trinity Biotech Public Limited Company (the "Company" or “Trinity”)

1	Capacity and Basis

1.1
We have acted as Irish counsel to the Company in connection with the Registration Statement on Form F-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on or around the date hereof. The Registration Statement relates to the resale, from time to time, by the selling shareholder named in this Registration Statement or its permitted assigns, of up to 2,800,000 American Depositary Shares (“ADSs”) (each ADS represents 20 A Ordinary Shares, par value $0.0109 per share (an “Ordinary Share”)), including up to (i) 1.8 million ADSs that Perceptive Credit Holdings II, LP (“Perceptive II”) acquired from the Company on January 30, 2024 in connection with an acquisition pursuant to the terms of an asset and share purchase agreement (the “SPA”) among TRIB Biosensors Inc., a wholly-owned subsidiary of the Company, as purchaser, and Waveform Technologies, Inc. and the other seller parties thereto (the Ordinary Shares underlying such ADSs, the “Perceptive Shares”), (ii) 0.5 million ADSs that are issuable upon the exercise, from time to time, of an outstanding warrant  (the “Initial Warrant”) of Perceptive Credit Holdings III, LP, an affiliate of Perceptive II (“Perceptive III” and, together with Perceptive II, “Perceptive” or the “selling shareholder”) that Perceptive III acquired from us on January 27, 2022, pursuant to the terms of a credit agreement and guaranty, dated December 15, 2021 (the “Original Credit Agreement”), among us and the other obligors party thereto and Perceptive III, as administrative agent and lender, and (iii) 0.5 million ADSs that are issuable upon the exercise, from time to time, of an outstanding warrant (the “New Warrant” and, together with the Initial Warrant, the “Warrants”) that Perceptive III acquired from the Company on January 30, 2024, in connection with the second amendment and restatement of the Original Credit Agreement. The Warrants have an exercise price of $2.20 per ADS ($0.11 per A Ordinary Share), for an aggregate exercise price of up to $2,200,000. The Initial Warrant expires on January 27, 2029 and the New Warrant expires on January 30, 2031. The ADSs are evidenced by American Depositary Receipts, or ADRs. In this opinion references to “Warrant Shares” shall mean the Ordinary Shares issuable upon exercise of the Warrants and references to “Shares” shall mean the Perceptive Shares and the Warrant Shares together, unless the context otherwise requires.

1.2
No opinion is expressed in this opinion letter (the “Opinion Letter”) with regard to any matter governed by the laws of any jurisdiction other than Ireland. Nor is any opinion expressed with respect to taxation matters.

1.3	This Opinion Letter is issued for the purposes of the Registration Statement and is based on the assumptions and subject to the reservations and qualifications set out below.

2	Documents

2.1	For the purpose of issuing this Opinion Letter, we have reviewed and relied upon each of the following documents (each a “Document” and collectively, the “Documents”):

2.1.1	a certificate from Mr. John Gillard, the secretary of the Company, dated the same date as this Opinion Letter as to certain matters to be relied on by us (the “Company Certificate”);

2.1.2
the report of searches made against the Company by Dye and Durham, independent law searchers, on our behalf on 30 April 2024 in the Companies Registration Office of Ireland in Dublin and the Central Office of the High Court, Dublin (together, the “Searches”);

2.1.3	a copy of the Initial Warrant dated 27 January 2022;

2.1.4	a copy of the New Warrant dated 30 January 2024;

2.1.5	a copy of the SPA

2.1.6
a copy of the constitution of the Company in force as of the date hereof (the “Constitution”) and a copy of the constitution of the Company in force on the date of the Initial Warrant (the “Prior Constitution”), both set out at appendix A of the Company Certificate;

2.1.7	a copy of minutes of the shareholders of the Company held on 25 January 2022, set out at appendix B of the Company Certificate;

2.1.8	a copy of the minutes of a meeting of the board of directors of the Company (the “Board”) held on 25 January 2022, set out at appendix C of the Company Certificate;

2.1.9	a copy of minutes of the shareholders of the Company held on 30 September 2022, set out at appendix D of the Company Certificate;

2.1.10	a copy of the minutes of the Board held on 30 January 2024, set out at appendix E of the Company Certificate; and

2.1.11	a copy of the Registration Statement.

3	Basis of Opinion

3.1
This Opinion Letter is addressed to the Company and to it only.  It may not be relied upon (or disclosed to, used, quoted or circulated) by any other entity or person without our prior written consent, save that it may be disclosed:

3.1.1	as required by any law, regulation, regulatory authority to which the Company is subject or order of a court;

3.1.2	by the Company in order to establish a defence in any legal or regulatory proceeding or investigation to which the Company is or may be a party in relation to the above-mentioned transaction;

3.1.3	to the Company’s legal advisers;

3.1.4	to the Company’s affiliates; and

3.1.5
to the Company’s insurers in connection with any claim or potential claim against the Company in connection with the above-mentioned transaction, provided that disclosure of the Opinion Letter to any such persons shall be for information only and the Opinion Letter may not be relied upon in any way by any such person.

3.2
This Opinion Letter is confined to Irish law in force as applied by the Irish courts at the date hereof and is given on the basis that it will be governed by and construed in accordance with Irish law.  We undertake no responsibility to notify the Company of any change in Irish law or fact after the date of this opinion. We have made no investigation of and express no opinion as to the laws of any other jurisdiction and we have assumed, without enquiry, that there is nothing in the laws of any such other jurisdiction which would or might affect our opinion. This Opinion Letter speaks only as of the date hereof.

3.3
This Opinion Letter is limited strictly to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.  In particular, we give no opinion in relation to taxation, accounting, actuarial or financial matters.  Furthermore, we give no opinion as to matters of fact.

3.4
In giving this Opinion Letter, we have relied upon the Searches and the Company Certificate and this Opinion Letter is given expressly upon the terms that no further investigation or diligence whatsoever in respect of any matter referred to in the Searches or the Company Certificate is required of us by the Company.

3.5	We shall have no obligation to advise the Company on any of the matters referred to in, or to update, this Opinion Letter.

4	Assumptions

4.1
For the purpose of this Opinion Letter, we have made the following assumptions (without any responsibility on our part if any assumption proves to have been untrue as we have not independently verified any assumption):

4.1.1
that the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto and that each Document furnished to us in unsigned or unexecuted form will be duly signed or executed (as the case may be) in substantially the same form as that reviewed by us for the purposes of this Opinion Letter;

4.1.2
the genuineness of all signatures (including, for the avoidance of doubt, electronic signatures) and seals upon original and copy documents which we have examined and, in particular, that all signatures purporting to be of or by a party or on behalf of a party are those of the party concerned;

4.1.3
any electronic signature inserted on a document was inserted by the signatory in question and not by another person and where attested by a witness was inserted in the physical presence of the witness;

4.1.4	the authenticity and completeness of all documents submitted to us as originals;

4.1.5
the completeness and conformity to the originals of all copy letters, resolutions, documents, certificates, permissions, minutes, licences, authorisations and all other copy documents of any kind furnished to us, whether in hard copy or electronically;

4.1.6	all documents dated on, or prior to, the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate;

4.1.7
that, where incomplete or extracts of documents have been submitted to us or signature pages only have been supplied to us for the purpose of issuing this Opinion Letter, the original of any such document corresponds in all respects with the last draft or extract of the document submitted to us;

4.1.8
that the copies produced to us of minutes of meetings and / or of the resolutions are true copies and correctly record the proceedings at such meetings and / or the subject matter which they purport to record; that directors specified as being present at such meetings were, at the date of each such meeting, directors and duly authorised and appointed in that respect and not subject to any disqualification or restriction under law; that any provisions contained in the Constitution or the Prior Constitution (as the case may be) relating to the declaration of directors' interests or the power of interested directors or shareholders to vote were duly observed; and that any meetings referred to in such copies were duly convened and held, that those present at any such meetings acted bona fide throughout, that the resolution(s) set out in such copies were duly passed and are in full force and effect and have not been rescinded or varied in any respect, and no further resolutions have been passed, or corporate or other action taken which would or might alter the effectiveness thereof;

4.1.9
that the copies of the Constitution and the Prior Constitution appended to the Corporate Certificate, and examined by us for the purposes of this opinion are complete and up-to-date and were validly adopted by the Company;

4.1.10
the truth, accuracy and completeness of the Corporate Certificate and that no facts or circumstances have arisen which would render the Corporate Certificate untrue, inaccurate or incomplete in any respect;

4.1.11	the Warrants are valid, complete, duly executed and binding on the Company;

4.1.12
the accuracy of the results of the Searches and that the information disclosed by those searches was up to date and that the information contained in those searches has not, since the date and time those searches were made, been altered and that there was no information which had been delivered for registration or filing in the relevant registry, office or regulator that did not appear in the relevant records or files of the relevant registry, office or, as applicable, regulator at the time those searches were made;

4.1.13	that any reference to the Company “validly existing” in this opinion shall mean not struck off the Register of Companies in Ireland;

4.1.14	that it is and was in the interests of (and will (or did) commercially benefit) the Company to file the Registration Statement and issue the Shares;

4.1.15
that the Company is not and was not, at the date of execution or signature, or the effective date of, the Registration Statement, and will not, as a result of the transactions contemplated by the Registration Statement, become insolvent or unable to pay its debts, or be deemed to be so under any applicable statutory provision, regulation or law;

4.1.16
that, in so far as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with the issue of the Shares and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined upon herein and, to the extent that the Company requires any authorisation, consent or approval from any public, administrative or governmental body in any jurisdiction outside of Ireland in relation to such issue, that it has obtained each such authorisation, consent or approval and has complied, and will continue to comply, with any conditions attaching thereto;

4.1.17	that there were and are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter;

4.1.18	that the Company has not been induced by fraud, misrepresentation, coercion, duress, undue influence or by any similar circumstance to file the Registration Statement or issue Shares;

4.1.19
that no transaction or transactions, involving a direct or indirect transfer or issuance of shares in the capital of the Company, has or have taken place which should have been notified to the Central Bank of Ireland (or any predecessor regulator) under applicable legislation, and which was or were not so notified;

4.1.20
that, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares (including on a non-pre-emptive basis) as provided for in the Documents and the Irish Companies Act 2014 (the “Companies Act”), was or, as the case may be, will be in full force and effect;

4.1.21
that any allotment of the Shares was or, as the case may be, will be in consideration of the receipt by the Company prior to the issue of such Shares of either cash (within the meaning of Section 64(3) of the Companies Act) or the release of a liability of the Company for a liquidated sum, or an amount at least equal to the nominal value of the Shares and any premium required to be paid up on such Shares pursuant to their terms of issue;

4.1.22
that, as at the time of the issuance of the Shares, such issuance was not or, as the case may be, will not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

4.1.23	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

4.1.24
that any power of attorney granted by the Company in respect of the allotment and issue of the Shares shall have been duly granted, approved and executed in accordance with the Constitution or the Prior Constitution (as the case may be), the Companies Act, the Powers of Attorney Act of 1996 of Ireland and all other applicable laws, rules and regulations;

4.1.25
that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined and that the Registration Statement and amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

4.1.26	that a complete prospectus supplement will have been prepared and filed with the SEC describing the Shares offered thereby;

4.1.27
that all securities issued and sold under the Registration Statement will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement and the appropriate prospectus supplement;

4.1.28	that the Companies Act will continue in full force and have effect without amendment, revision, repeal or replacement as and from the date of this Opinion Letter;

4.1.29	that, from the date of this Opinion Letter, no corporate, shareholder or other action will be taken to amend, alter or repeal the Constitution;

4.1.30
that, from the date of this Opinion Letter, no corporate, shareholder or other action will be taken to re-designate or reclassify the Shares or create any other classes of share in the capital of the Company;

4.1.31
that the Company will continue to renew its authority to issue the Shares in accordance with the terms and conditions set out in the Constitution and the Companies Act and that, where such authority has not been renewed, the Company will not issue the Shares after such authority has expired;

4.1.32
that, at the time of issue of the Shares, the Company had or, as the case may be, will have sufficient authorised but unissued share capital to issue the required number of shares underpinning such Shares;

4.1.33
that any issue of the Shares was or, as the case may be, will be in compliance with the Companies Act, the Takeover Panel Act, 1997, Takeover Rules, 2022 of Ireland (as may be amended), and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations; and

4.1.34
that the Registration Statement does not constitute (and is not intended/required to constitute) a prospectus within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council (the "EU Prospectus Regulation"), that no offer of shares to the public was or is made, or will be made, that required or requires the publication of a prospectus pursuant to European or Irish prospectus law in general, or, in particular, pursuant to the EU Prospectus Regulation and that the ADSs are not and will not be admitted to trading on a regulated market as such term is defined in Article 4(1) of Directive 2014/65/EU of the European Parliament and of the Council.

5	Opinion

Based upon and subject to the foregoing and subject to the qualifications set out in this opinion we are of the opinion that, so far as the laws of Ireland are concerned, the issue of the Shares has been duly authorised by all necessary corporate action of the Company and on:

5.1
the allotment and issuance of the Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid); and

5.2
the subscription and payment in full therefor by the relevant subscribers in accordance with the Constitution and the Warrants (in the case of the Warrant Shares) or the SPA (in the case of the Perceptive Shares), the Perceptive Shares were, and the Warrant Shares will be, validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of the Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors).

6	Qualifications

6.1	This Opinion Letter is given subject to the following reservations and qualifications:

6.1.1
the opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland;

6.1.2
any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained;

6.1.3	an Irish court has power to stay an action if concurrent proceedings are being brought elsewhere; and

6.1.4
we have not verified or been responsible for verifying the accuracy of the Registration Statement (or any documents expressed to be incorporated by reference therein) or that no material facts or matters have been omitted therefrom.

7	General

7.1
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act. This Opinion Letter is intended solely for use in connection with the issuance of the ADSs subject to the Registration Statement and is not to be relied upon for any other purpose.

7.2	Save where otherwise specified, a reference in this Opinion Letter to a clause, is to a clause of this Opinion Letter.

Yours sincerely

/s/ Matheson

MATHESON